Exhibit 6.9

COMMON STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made as of August 28, 2019, by and between Mr. Alex Yastremski (the “Seller”), and EdenCoin, Inc. (“Purchaser”).

WHEREAS, the Seller desires to convey, transfer, and sell to the Purchaser, and the Purchaser desires to purchase from the Seller, capital stock of the Seller as herein described according to the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration for the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.       Number of Shares and Price Per Share. Subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to purchase from the Seller, and the Seller agrees to convey, transfer, and sell to the Purchaser, four thousand one hundred eighty four (4,184) shares of the Seller’s Common Stock of Purchaser, $0.01 par value per share (the “Stock”), for an aggregate purchase price of $1.00 (the “Purchase Price”). The Purchase Price for the Stock will be paid by the Purchaser’s delivery of cash or a check in the amount of the Purchase Price. The closing of such purchase shall occur immediately upon execution of this Agreement and payment of the Purchase Price.

2.       Miscellaneous.

          (a)     Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

          (b)       Notice. Any notice or other communication hereunder must be given in writing and either (a) delivered in Person, or (b) transmitted by e-mail as follows:

                      If to the Seller, addressed to:

                      Alex Yastremski <ayastralex@gmail.com>

                      If to Purchaser, addressed to:

                      Michael Golomb <mg@edencoin.com>

                    or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) when delivered in Person, or (ii) if given by email, when transmitted to the applicable address so specified in (or pursuant to) this Section 13(b) and an appropriate answerback is received, (iii) if given by mail, three (3) business days after delivery or the first attempted delivery.

(c)        Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Seller and, subject to the restrictions on transfer herein set forth, be binding upon the Purchaser, the Purchaser’s heirs, executors, administrators, successors and assigns.

(d)       Applicable Law; Entire Agreement; Amendments. This Agreement, together with the exhibits hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the parties hereto.

(e)        Right to Specific Performance. The Purchaser agrees that the Seller shall be entitled to a decree of specific performance of the terms hereof or an injunction restraining violation of this Agreement, said right to be in addition to any other remedies available to the Seller.

(f)        Severability. If any provision of this Agreement is held by a court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

(g)       Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“SELLER”	“PURCHASER”

Alex Yastremski	EDENCOIN, INC.

/s/ Alex Yastremski	/s/ Michael Golomb
Signature	Signature
Alex Yastremski	Name: Michael Golomb
Title: President

3